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                                                                    EXHIBIT 99.1


                                              Contact: Colin Neill
                                                       Chief Financial Officer
                                                       (919) 462-2227

FOR IMMEDIATE RELEASE

                 CLINTRIALS RESEARCH PRESIDENT AND CEO RESIGNS,
                         COMPANY RETAINS ING BARINGS LLC

RESEARCH TRIANGLE PARK, NC, August 16, 2000 -- ClinTrials Research Inc. (Nasdaq:
CCRO), a global provider of preclinical and clinical research services to pharmaceutical, biotechnology and medical device clients announced today the resignation of Jerry R. Mitchell, M.D., Ph.D. from his position as Chairman and Director, President and Chief Executive Officer, of ClinTrials Research. Paul J. Ottaviano, the Company's Chief Operating Officer, will replace Dr. Mitchell as President and CEO. Director Ed Nelson will assume the role of Chairman.

Dr. Mitchell commented: "I have appreciated working with the ClinTrials Research team but would like more time to pursue other opportunities." Mr. Nelson commented that "ClinTrials Research thanks Dr. Mitchell for his past contributions to the Company." Mr. Ottaviano noted that he "was looking forward to the opportunities presented in assuming the responsibilities of President and CEO of ClinTrials Research."

ClinTrials Research also reported that it has retained ING Barings LLC as its investment banking firm in connection with the review of financial and strategic alternatives.

ClinTrials Research is a global contract research organization headquartered near Research Triangle Park, North Carolina with offices in Montreal, Canada; Maidenhead, England; Glasgow, Scotland; Brussels, Belgium; Paris, France; Melbourne, Australia; Tel Aviv, Israel; Santiago, Chile; Milan, Italy; Madrid, Spain, and Warsaw, Poland. With approximately 1400 employees, ClinTrials Research provides comprehensive preclinical, clinical, and post-marketing research services, including monitoring, data management and biostatistics, medical and regulatory services to pharmaceutical, biotechnology and medical device clients.

FOR ADDITIONAL INFORMATION ABOUT CLINTRIALS RESEARCH INC., PLEASE VISIT OUR WEBSITE AT WWW.CLINTRIALSRESEARCH.COM.

Forward-looking statements made in this release involve a number of risks and uncertainties, included but not limited to the Company's ability to obtain new business and to accurately estimate the timing of the recognition of net revenues due to variability in size, scope and duration of projects, regulatory delays, study results that lead to reductions or cancellations of projects, other decisions totally within the control of the clients, and targets of returning to profitability. Further, the Company's ability to achieve its year 2000 projections is highly dependent upon the continued inflow of new orders and related timing of starting work on projects awarded. These uncertainties are in addition to the risk factors detailed in the Company's Securities and Exchange Commission filings.